Exhibit 99.1

FOR IMMEDIATE RELEASE

SAIC RECEIVES FAVORABLE JUDGMENT FROM

SOUTH AFRICAN SUPREME COURT

(SAN DIEGO and MCLEAN, VA) November 22, 2006 — Science Applications International Corporation [NYSE: SAI] announced today that the Supreme Court of South Africa issued a unanimous judgment affirming and reinstating an international arbitration award in favor of Telcordia Technologies, Inc., a former wholly-owned subsidiary of SAIC.

The arbitration award, issued in September 2002 by the International Chamber of Commerce’s (ICC) International Court of Arbitration, found in favor of Telcordia in a breach of contract dispute with Telkom South Africa, which was then the state-owned, monopoly provider of wireline telecommunications in South Africa.

Telkom South Africa had challenged the validity of the arbitration award in the South African courts for the last four years. SAIC retained legal and financial responsibility and control for this matter when Telcordia was sold in 2005.

“This is a great outcome for SAIC and its shareholders,” said Ken Dahlberg, SAIC chairman and chief executive officer. “We are gratified that the South African Supreme Court so strongly endorsed the importance of binding international arbitration awards.”

The South African Supreme Court’s judgment effectively returns the parties to the ICC proceedings for a determination of Telcordia’s damages. Under South African law, which governs the arbitration proceedings, interest on the award has been accruing at a rate of 15.5 percent per year, since approximately February 2001.

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SAIC is a leading provider of scientific, engineering, systems integration and technical services and solutions to all branches of the U.S. military, agencies of the Department of Defense, the intelligence community, the U.S. Department of Homeland Security and other U.S. government civil agencies, as well as to customers in selected commercial markets. With more than 43,000 employees in over 150 cities worldwide, SAIC engineers and scientists solve complex technical challenges requiring innovative solutions for customers’ mission-critical functions. SAIC had annual revenues of $7.8 billion for its fiscal year ended January 31, 2006.

SAIC: FROM SCIENCE TO SOLUTIONS™

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Statements in this announcement other than historical data and information constitute forward-looking statements that involve risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be very different from the results, performance or achievements expressed or implied by such forward-looking statements. Some of these factors include, but are not limited to, the risk factors set forth in SAIC’s final prospectus relating to its initial public offering, and such other filings that SAIC makes with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.

Contact:	Ron Zollars, San Diego	Clayton Callihan, McLean
	858/826-7896	703/676-6065
	zollarsr@saic.com	callihanc@saic.com